COLONIAL HIGH INCOME MUNICIPAL TRUST
                              One Financial Center
                           Boston, Massachusetts 02111



April 23, 1999


Dear Shareholder:

You recently received a proxy statement requesting your vote on important proposals. Our records show that we have not received your completed ballot. The Colonial High Income Municipal Trust's Annual Meeting of Shareholder was adjourned on April 15, 1999 with respect to one of the proposals. The Fund did not receive enough votes to approve this proposal, although the majority of shareholders voting were in favor. The adjourned meeting will be held on May 20, 1999, and it is important that we receive your vote before this meeting to avoid the continued expense of additional solicitations for this proposal. Please cast your ballot. We have included another copy of the proxy ballot and a business reply envelope for your convenience.

Colonial Management and the Trustees believe that the proposal to permit the issuance of preferred shares is in the best interests of shareholders because this may result in an increase in net income available to holders of common shares.

In closing, we ask you to review the proxy statement and consider the proposal carefully. Thank you for your assistance.

Sincerely,



Stephen E. Gibson
President